Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

(NON-CEO OFFICER VERSION)

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the          day of               , 2007 (the “Effective Date”), by and between DJO Incorporated, a Delaware corporation (the “Company”), and                                   (“Executive”).

W I T N E S S E T H

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Bonus Amount” means Executive’s aggregate annual target bonus for the fiscal year of the Company in which Executive’s Date of Termination occurs.

(b)           “Cause” means (i) the conviction of Executive of, or plea of guilty or nolo contendere by Executive to, or an indictment of Executive alleging, a felony or misdemeanor involving moral turpitude, (ii) the indictment of Executive for violation of the federal securities laws, (iii) the willful misconduct or gross negligence by Executive resulting in material harm to the Company, (iv) the willful breach by Executive of Executive’s duties or responsibilities under this Agreement, (v) fraud, embezzlement, theft or dishonesty by Executive against the Company or any Subsidiary, or (vi) willful violation by Executive of a policy or procedure of the Company or any Subsidiary resulting in material harm to the Company or any Subsidiary.  For purpose of this paragraph 1(b), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  Nothing herein shall prohibit the Company from retroactively determining that Executive’s employment was terminated for Cause.

(c)           “Change in Control” means the occurrence of any one of the following events:

(i)            individuals who, on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the  board of directors of any successor to the Company), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii)           any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approve in advance the acquisition of beneficial ownership of thirty-five percent (35%) or more of Company Voting Securities by such person;

(iii)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least ninety percent

(90%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty-five percent (35%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than thirty-five percent (35%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Date of Termination” means (i) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

(f)            “Disability” means termination of Executive’s employment by the Company due to Executive’s inability to substantially perform Executive’s duties and responsibilities, with or without reasonable accommodation, for a period of one hundred eighty (180) days out of any three-hundred and sixty-five (365) consecutive day period  as a result of Executive’s physical or mental incapacity.

(g)           “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(i)            a material diminution in Executive’s authority, duties or responsibilities; provided, however, that Good Reason shall not be deemed to occur upon a change in authority, duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph;

(ii)           a material diminution in Executive’s base compensation, other than any reduction that applies to substantially all executives of the Company on a proportional basis;

(iii)          a material change in the geographic location at which Executive must perform his duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the date of this Agreement; or

(iv)          any other action or inaction that constitutes a material breach by the Company or any successor of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event.  The Company or any successor shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.  Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent and such voluntary termination of Executive’s employment shall be treated as an involuntary termination of employment.

(h)      “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason.  Termination of Executive’s employment on account of death or Disability shall not be treated as a Qualifying Termination.

(i)       “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets or liquidation or dissolution.

(j)       “Termination Period” means the period of time beginning with three (3) months prior to a Change in Control and ending two (2) years following such Change in Control.

2.             Obligation of Executive.  In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3.             Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given written notice of cancellation or amendment at least one (1) year in advance; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement.  Notwithstanding anything in this Section to the contrary, this Agreement shall terminate on the date that is three (3) months following the date Executive or the Company terminates Executive’s employment if a Change in Control has not occurred.

4.          Payments Upon Termination of Employment.

(a)           Qualifying Termination.  If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive, as consideration for the Release described in Section 4(g) below, the payments and benefits set forth in paragraphs (b)(i), (b)(ii), (c), (d) and (e) of this Section.

(b)           Qualifying Termination - Cash Payments.  The Company shall make a lump sum cash payment to Executive in the event of a Qualifying Termination during the Termination Period of the following:

(i)            Within three (3) business days following the Date of Termination, an amount equal to the sum of (A) Executive’s base salary through the Date of Termination, (B) any bonus amounts which have become payable, to the extent not theretofore paid, and (C) unreimbursed business expenses incurred in accordance with Company policy and any accrued vacation pay; and

(ii)           Within fifteen (15) days following Executive’s satisfaction of the conditions of Section 4(g) below, but in no event later than the date that is two and one-half (2 ½) months following the end of the calendar year in which the date of Executive’s termination of employment (or, if such termination occurs within three (3) months prior to the date of a Change in Control, the date of the Change in Control) occurs, the Company shall make a lump sum cash payment to Executive of the sum of the following:

(A)          An amount equal to one and one-half (1.5) times the Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination; plus

(B)           An amount equal to Executive’s Bonus Amount; plus

(C)           An amount equal to a pro rata portion of Executive’s Bonus Amount, determined by multiplying such Bonus Amount by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), reduced by any amounts paid to Executive from the Company’s annual incentive plan for the fiscal year in which Executive’s Date of Termination occurs.

(c)           Qualifying Termination - Benefits.  If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall make a lump sum cash payment to Executive within fifteen (15) days following Executive’s satisfaction of the conditions of Section 4(g) below, but in no event later than the date that is two and one-half (2 ½) months following the end of the calendar year in which the date of Executive’s termination of employment (or, if such termination occurs within three (3) months prior to the date of a Change in Control, the date of the Change in Control) occurs, of an amount equal to (i) eighteen (18), multiplied by (ii) the amount by which the monthly premium Executive would be required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination of employment (calculated by reference to the premium as of the date of Executive’s termination of employment) exceeds the contributions required by Executive immediately prior to his or her date of termination; provided that Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, election of such coverage and timely payment of premiums.

(d)           Qualifying Termination – Life and Accidental Death and Dismemberment Insurance.  If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall make a lump sum cash payment to Executive within fifteen (15) days following Executive’s satisfaction of the conditions of Section 4(g) below, but in no event later than the date that is two and one-half (2 ½) months following the end of the calendar year in which the date of Executive’s termination of employment (or, if such termination occurs within three (3) months prior to the date of a Change in Control, the date of the Change in Control) occurs, of an amount equal to (i) eighteen (18), multiplied by (ii) the amount by which the total monthly premium paid by Executive or on behalf of Executive by the Company for accidental death and dismemberment and life insurance coverage as of the date of Executive’s Termination of Employment (calculated by reference to the premiums for such coverage under the Company’s plans as of the date of Executive’s Termination of Employment) exceeds the contributions required by Executive immediately prior to his or her Date of Termination.

(e)           Accelerated Vesting and/or Exercisability of Stock Options and Other Equity Awards.  If Executive’s employment is terminated during the Termination Period pursuant to a Qualifying Termination, all outstanding awards of stock options, stock appreciation rights (“SARs”) and restricted stock (each, an “Equity Award”) granted to Executive prior to the applicable Change in Control which are outstanding immediately prior to the Date of Termination shall become immediately fully vested and/or exercisable and free of all restrictions, limitations and conditions on the later of (i) the Date of Termination or (ii) immediately prior to the Change in Control.  In addition, with respect to any Equity Awards that are stock options or SARs granted to Executive on or after the date of this Agreement, but prior to the applicable Change in Control, each such Equity Award may be exercised for a period of no less than twelve (12) months following such Qualifying Termination, but not later than the expiration of the stated term of such Equity Award.

(f)            Non-Qualifying Termination.  If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within three (3) business days following the Date of Termination, a lump-sum cash amount equal to the sum of (i) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) unreimbursed business expenses incurred in accordance with Company policy and any accrued vacation pay.  The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

(g)           Condition Precedent.  Upon the occurrence of a Qualifying Termination, and prior to the receipt of any payments or benefits provided by paragraphs (b)(ii), (b)(iii), (c), (d) and (e) of this Section on account of the occurrence of such Qualifying Termination, Executive shall execute a Release (the “Release”) in the form attached hereto as Appendix A or Appendix B, as appropriate.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement.  It is understood that, in the event that Executive is at least forty (40) years old on the date of the Qualifying Termination, Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution.  In the event Executive does not execute and not revoke such Release within the sixty (60) day period following the later of (i) the date of Executive’s termination of employment or (ii) if such termination occurs within three (3) months prior to the date of a Change in Control, the date of the Change in Control, Executive shall not be entitled to the aforesaid payments and benefits.

5.             Best Pay Provision.

(a)           If any payment or benefit Executive would receive under this Plan, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(b)           All determinations required to be made under this Section 5, including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”).   The Accounting Firm shall provide detailed supporting calculations both to Executive and the

Company at such time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Executive and the Company.  For purposes of making the calculations required by this Section 5, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.             Withholding Taxes.  The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7.             Resolution of Disputes; Reimbursement of Legal Fees.

(a)           Subject to Section 8, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in San Diego County, California by a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall bear all of the AAA’s administrative fees and the arbitrator’s expense arising in connection with any arbitration proceeding pursuant to this Section.  Nothing in this Section 7 shall prohibit or limit the parties from seeking provisional relief, including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration to the extent such remedies are not available through arbitration or cannot be obtained in a timely fashion through arbitration, pursuant to California Code of Civil Procedure Section 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.   Notwithstanding the AAA rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)).  Should a non-party witness refuse to comply with a subpoena issued by the arbitrator and the arbitrator is unable to enforce compliance with the subpoena, the parties agree to submit the subpoena to a court of competent jurisdiction for enforcement of the subpoena.  The parties shall have the right to file, and the arbitrator shall rule on, pretrial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure).  The time for filing such motions shall be determined by the arbitrator.  The arbitrator will rule on such motions at least ten (10) business days prior to the scheduled hearing date.  Both the Company and Executive hereby expressly waive their right to a jury trial.

(b)           If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive for all reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute if a court of competent jurisdiction or an arbitrator substantially upholds Executive’s position.

8.          Non-Solicitation and Non-Disclosure.

(a)           Non-Solicit of Customers.  During the term of this Agreement and for a period of two years following a Qualifying Termination (the “Restricted Period”), Executive will not, directly or indirectly, solicit, induce or entice any client or prospective client of the Company or any Subsidiary to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive’s employment by the Company (i) to transact business with any business enterprise that competes with the business of the Company and its Subsidiaries in any geographical area in which the Company or any Subsidiary does business, or (ii) to reduce or refrain from doing business with the Company or any Subsidiary.

(b)           Non-Solicit of Employees.  During the Restricted Period, Executive will not, directly or indirectly, solicit, induce, entice or encourage to cease to work with the Company or any Subsidiary, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or any Subsidiary or who was an employee of or consultant then under contract with the Company or any Subsidiary within the six (6) month period preceding such activity without the Company’s written consent.

(c)           Confidentiality.  Executive shall not at any time without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company and its Subsidiaries, provided, that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and its Subsidiaries, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company, and (iii) at the written request of the Company, seek to obtain at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.  For purposes of this Section 8(c), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its Subsidiaries or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

(d)           Injunctive Relief.  Executive acknowledges and agrees that his/her services are personal and unique, and that this Section 8 is necessary to protect the trade secrets of the Company and its Subsidiaries.  Therefore, the Company shall have the right to enforce Section 8 by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for breach of this Section 8.  Executive further acknowledges and agrees that it would be extremely difficult to measure in money the damage to the Company caused by a breach of Section 8, that the restrictions and obligations contained in Section 8 are material, and that a breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there may be no adequate remedy at law.  Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to remedy any breach of Section 8.  This shall be in addition to any other remedies available to the Company in law or equity.

9.             Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

10.           Successors; Binding Agreement.

(a)           This Agreement shall not be terminated by any Business Combination.  In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

(b)           The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.

(c)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

11.           Notice.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	[Name and Address]

If to the Company:	DJO Incorporated
1430 Decision Street
Vista, California 92081
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date, which date shall be not less than fifteen (15) days (thirty (30) days, if termination is by the Company for Disability or by Executive for Good Reason) nor more than sixty (60) days after the giving of such notice, unless such termination is for Cause, in which case the effective date of termination may be the same as the date notice of such termination is provided to Executive.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

12.           Full Settlement.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company.  The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

13.           Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 6, 7, 8, 10(c) and 12 shall survive the termination of this Agreement.

14.           Governing Law; Validity.  The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17.           Code Section 409A Exempt.

(a)           The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 4 of this Agreement, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (2) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(b)           If at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

DJO INCORPORATED

By:

Name:

Title:

[NAME OF EXECUTIVE]

APPENDIX A

RELEASE
(INDIVIDUAL TERMINATION)

Certain capitalized terms used in this Release are defined in the Change in Control Severance Agreement by and between DJO Incorporated (the “Company”) and [NAME OF EXECUTIVE] (“Executive”) dated as of the        day of       , 20     (the “Agreement”)  which Executive has previously executed and of which this Release is a part.

Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Section 4(b)(ii), (b)(iii), (c), (d) and (e) of the Agreement, Executive hereby furnishes the Company with this Release.

Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.

On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort.  This Release includes, but is not limited to:  (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment.  If any court

A-1

rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

Executive acknowledge that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.

If Executive is 40 years of age or older at the time of the Qualifying Termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA.  Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled.  Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that:  (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has twenty-one (21) days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by Executive, without Executive’s having given notice of revocation.

Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect.  Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

[NAME OF EXECUTIVE]

Date:

A-2

APPENDIX B

RELEASE
(Group Termination)

Certain capitalized terms used in this Release are defined in the Change in Control Severance Agreement by and between DJO Incorporated (the “Company”) and [NAME OF EXECUTIVE] (“Executive”) dated as of the       day of           , 20      (the “Agreement”)  which Executive has previously executed and of which this Release is a part.

Pursuant to the Agreement, and in consideration of and as a condition precedent to the payments and benefits provided under Section 4(b)(ii), (b)(iii), (c), (d) and (e) of the Agreement, Executive hereby furnishes the Company with this Release.

Executive hereby confirms his/her obligations under the Company’s proprietary information and inventions agreement.

On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort.  This Release includes, but is not limited to:  (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment.  If any court

B-1

rules that Executive’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

Executive acknowledge that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Executive may have against the Company.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.

If Executive is 40 years of age or older at the time of the Qualifying Termination, Executive acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA.  Executive also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled.  Executive further acknowledges that he/she has been advised by this writing, as required by the ADEA, that:  (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has forty-five (45) days to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Executive has seven (7) days following the execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by Executive, without Executive’s having given notice of revocation; and (F) Executive has received with this Release a detailed list of job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect.  Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

[NAME OF EXECUTIVE]

Date:

B-2